Exhibit 99.1

HERCULES ANNOUNCES RECEIPT OF COURT OPINION

WILMINGTON, DE, APRIL 5, 2005 . . .. Hercules Incorporated (NYSE: HPC) announced today that on April 4, 2005, it received a Memorandum, Opinion and Order dated March 30, 2005, from a United States District Court in Arkansas, which, if upheld on appeal, would result in the Company being liable to the United States for approximately $95 million plus additional interest running from 1998.  The Order was entered in a lawsuit captioned United States of America v. Vertac Chemical Corp., et al. (Civil No. 4:80CV00109 GH, U.S. District Court, Eastern District of Arkansas, Western Division) (the “Vertac Lawsuit”).

The Vertac Lawsuit, which was initially filed in 1980, and which has been described in the Company’s periodic reports filed with the Securities and Exchange Commission, is a cost-recovery action brought by the United States on behalf of the United States Environmental Protection Agency (“EPA”) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA” or the Superfund statute) for the recovery of costs incurred and to be incurred with respect to the remediation of a facility located in Jacksonville, Arkansas, which was owned by the Company and others at various times.  In 1999, the same trial court found the Company liable to the United States and rendered judgment against the Company in the amount of approximately $100 million.  The Company appealed the 1999 decision to the United States Court of Appeals for the 8th Circuit, which rendered a decision in 2001 reversing many of the trial court’s holdings, and remanded the case to the trial court for further proceedings.

In the recent Order, the trial court largely affirmed its prior findings and prior judgment against the Company and the one other remaining defendant, although the trial court did agree that the Company should not be liable for costs associated with a particular off-site landfill, and held that the judgment should be reduced accordingly.  The elimination of the costs associated with that landfill is reflected in the estimated judgment amount noted in the first paragraph above.

The Company believes that the trial court committed reversible error in reaching its conclusions.  As a result, the Company intends to appeal the trial court’s decision once that decision is reduced to a judgment.

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Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

This news release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as whether and to what extent Hercules prevails on appeal of the trial court’s March 30, 2005 decision.  Accordingly, there can be no assurance that Hercules will prevail on appeal or on what the outcome of an appeal will be.  Further, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements.  As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Media Contact:                                                             John S. Riley                                                                            (302) 594-6025

Investor Contact:                                                   Stuart L. Fornoff                                                        (302) 594-7151